Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Danielson Holding Corporation Registration Statement on Form S-8 dated October 7, 2004 (pertaining to the Equity Award Plan for Employees and Officers and the Equity Award Plan for Directors) of our report dated February 20, 2004, except for Note 24 as to which the date is March 10, 2004, with respect to the consolidated financial statements and schedules of Danielson Holding Corporation as of and for the years ended December 31, 2003 and December 27, 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
October 6, 2004